Exhibit 99.1

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is made and entered into as of July 3, 2011, by and between (i) R.V.B. Holdings Ltd., a company organized under the laws of the State of Israel (“Purchaser”), an Israeli publicly listed company (OTC BB: RVBHF.OB); and (ii) Mazal Resources B.V., a company organized under the laws of the state of Netherland (the “Optionee” and/or "Mazal").

Capitalized terms used herein without definition shall have the respective meanings set forth in the SPA (as defined below).

RECITALS

WHEREAS, Purchaser and the Optionee have entered into that certain Share Purchase Agreement, dated July 3, 2011 by and among (i) Greenstone Industries Ltd; (ii) S.R. Accord Ltd., ; (iii)  the Optionee; (iv) the Purchaser; and (v) E.E.R Environmental Energy Resources (Israel) Ltd., a company organized under the laws of the State of Israel (the “Company”), and to which this Agreement is attached as Exhibit A, (the “SPA”),  pursuant to which, inter alia, this Agreement has been signed and delivered;

WHEREAS, the Optionee is the owner of 4,500,000 Ordinary Shares, nominal value NIS 0.1 each, of the Company (the “Purchased Shares”), representing approximately 27.30% of the Company's issued and outstanding share capital on the date hereof;

WHEREAS, the Purchaser wishes to grant Optionee the option to sell to the Purchaser or to whom the Purchaser may direct, all of the Purchased Shares under the terms and conditions provided herein; and

WHEREAS, the Optionee wishes to grant the Purchaser the option to buy, all of the Purchased Shares, upon a "Reorganization Event" as defined hereunder under the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
OPTION TO SELL SHARES OF THE COMPANY

1.1           Put Option.  The Purchaser hereby grants to Optionee, the right, at the sole discretion of Optionee, to sell to the Purchaser the Purchased Shares, on the terms set forth in this Section 1.1 (the “Put Option”).

(a)        Exercise of Put Option

Optionee may exercise the Put Option by delivery to the Purchaser of a written notice of such election signed by Moshe Stern as the authorized signatory of Optionee (for the purpose of this section 1.1 - an “Option Notice”), by no later than December 31, 2016 (the “Expiration Date”). The Put Option maybe exercised once or more than once with respect to all or part amount of the Purchased Shares, as the case may be; provided that in any event the Put Option may not be exercised either (a) with respect to an amount of Purchased Shares representing less than 20% of the entire amount of the Purchased Shares or (b) more than five (5) times until the Expiration Date with respect to any amount of Purchased Shares. The Option Notice shall included the number of Purchased Share with respect to which exercise is applied and also set forth the proposed closing date of the Put Option, which shall be more than three business days after the receipt of such notice. Subject to the terms and conditions of this Section 1.1, the exercise of sale of any Purchased Shares shall take place at the Purchase Closing (as defined below), whereat the Optionee shall sell, transfer and assign to the Purchaser (or to whom the Purchaser may direct as long as it shall not adversely affect rights of the Optionee), and the Purchaser (or as the Purchaser may direct as long as it shall not adversely affect rights of the Optionee) shall purchase from the Optionee, all right, title and interest in and to the amount of the Purchased Shares in each Option Notice, free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character

(b)        Exercise Price. In full consideration for the sale by the Optionee of any Purchased Shares, the Purchaser shall issue to Optionee 11.65 Purchaser's Shares per each Purchased Share (totaling 52,425,000 Purchaser's Shares in consideration for all Purchased Shares) (the “Exchanged Shares”) representing approximately 18.30% of the Purchaser's issued and outstanding share capital as of August 31, 2011 and approximately 17.99% of the Purchaser's issued and outstanding share capital on fully diluted basis as of August 31, 2011 (assuming (i) closing of the transactions under the SPA on August 31, 2011, including all events provided therein to take place on or prior to the Closing, (ii) the exchange by all the Company's shareholders who are not party to the SPA of their Company shares into Purchaser's shares, on August 15, 2011, based on the agreed upon exchange ratio  and (iii) assuming the exercise of the Put Option on August 31, 2011, and with out taking into account any other future events which may take place on or prior to August 31, 2011, including the issuance of options, as excluded in section 4A.(a) to the Consulting Agreement to be entered in to between the Purchaser, M. Stern Holding Ltd. and Moshe Stern); provided, that in the event Optionee exercises the Put Option before December 31, 2012, then the Purchaser shall issue such Exchanged Shares into a trust with the Trustee, who shall hold such Exchanged Shares, as a trustee in accordance with the trust agreement in Schedule 4.2.5(2) of the SPA (the "Trust Agreement"). In the event of a Recapitalization Event, the number of the Exchanged Shares shall be appropriately adjusted. “Recapitalization Event” means any event of share combination or subdivision, share split, reverse share split, distribution of bonus shares or any other reclassification, reorganization or recapitalization of the Purchaser's or the Company's share capital. For the avoidance of any doubt, it is hereby clarified that no adjustment shall be made by any issuance of shares, the distribution of subscription rights (rights offering) or any distribution other than the distribution of bonus shares; provided, that the Purchaser shall be required to provided the Optionee at least 5 business days prior written notice before such issuance of shares or any distribution.

(c)        Consummation of the Share Purchase.

(i)                          In the event that Optionee exercises the Put Option, subject to the fulfillment or waiver of all of the conditions contained in Article 5 below, at the closing date specified in each Option Notice or as soon as is reasonably practicable on, a closing (each closing of the exercise of the Put Option with respect to any portion of the Purchase Shares shall be referred to herein as, the “Purchase Closing”) will be held at such place as the parties may agree.  The date on which the Purchase Closing is actually held is referred to herein as the “Purchase Closing Date.”

(ii)                          At the Purchase Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

Against the sale and transfer by the Optionee of any Purchased Shares, the Purchaser shall issue the Exchanged Shares to (i) Optionee or (ii) if the Optionee so request in the Option Notice, to any shareholder(s) of Optionee, in proportion to his holdings of Optionee's share capital, as the Optionee will instruct; provided, however, that in the case of option (ii), the Optionee shall have received (A) a legal opinion, from a law firm reasonably acceptable to both parties, in customary form, that the issuance to any shareholder(s) of Optionee as so requested does not require the publication of a prospectus in Israel or the filing of a registration statement with the U.S. Securities and Exchange Commission; provided that the cost of such legal opinion shall, at the request of Mazal, be borne by the Purchaser and further provided that the Purchaser may at its sole discretion waive the requirement to provide a legal opinion with respect to any issuance; and (B) a Deed of Assignment (as defined below), and shall deliver to the Optionee, validly executed share certificates representing any Exchanged Shares registered in the name of such Optionee (or, if applicable, in the name of such Optinee's shareholder as directed by the Optionee subject to the above); provided, that in the event Optionee exercises the Put Option before December 31, 2012 (the "Escrow Period") or for long as a claim for indemnification pursuant to Section 12 of the SPA remains outstanding (the "Claim" and "Maximum Escrow Period", respectively), then the Purchaser shall issue such Exchanged Shares into a trust with the Trustee, who shall hold such Exchanged Shares, as a trustee in accordance with the Trust Agreement and shall deliver to the Trustee, validly executed share certificates representing such Exchanged Shares registered in the name of the Optionee (or, if applicable, in accordance with and subject to the above, in the name of Optionee's shareholder(s)); provided, further that the Optionee and any of its shareholders (if the Optionee so request in the Option Notice) will not be limited by the terms of the Trust Agreement (a) to sell the Exchanged Shares to any un-affiliated third party in the framework of an arm's length transaction during the Escrow Period as long as the proceeds up to the total indemnification amount as specified in Section 12.2.4 of the SPA will be held by the trustee in accordance with the Trust Agreement and (b) to sell the Exchanged Shares to any un-affiliated third party in the framework of an arm's length transaction during the Maximum Escrow Period as long as the proceeds up to the amount of the Claim will be held by the trustee in accordance with the Trust Agreement.

A "Deed of Assignment" means an written instrument, in a form reasonably acceptable to the Purchaser, signed by both the Optionee and the relevant shareholder of Optionee and, stating (i) the applicable number of Purchased Shares being sold in exercise of the Put Option, (ii) that such shares are to be issued to the undersigned shareholder as a shareholder of the Optionee; (iii) the percentage of Optionee's share capital on a fully diluted basis held by such shareholder; and (iv) that such shareholder acknowledges the terms and conditions of the Option Agreement and confirms and adopts, as of the date of the Option Notice and as of the closing of the Option, the representations set forth under Section 3.4 (Investment) of this Agreement.

(A)           The Optionee shall deliver the following documents to the Purchaser:

            (i)             Validly executed share certificates representing the applicable number of Purchased Shares registered in the name of the Purchaser; and

(ii)            Share transfer deeds evidencing the transfer to the Purchaser of the Purchased Shares sold by the Optionee in the form attached to the SPA as Schedule 4.2.3, executed by the Optionee.

ARTICLE 2
OPTION TO BUY SHARES OF THE COMPANY

2.1           Call Option.  The Optionee hereby grants to the Purchaser (or to whom the Purchaser may direct), the right, to buy all the Purchased Shares, on the terms set forth in this Section 2.1 (the “Call Option”).

(a)        Exercise of Call Option

The Call Option maybe exercised in the event the Purchaser notifies the Optionee, in writing that a Reorganization Event is contemplated. The Purchaser may exercise the Call Option by delivery to the Optionee of a written notice of such election (for the purpose of this section 2.1 - an “Option Notice”), by no later than the Expiration Date.  The Call Option maybe exercised only once and with respect to the entire amount of the Purchased Shares.   The Option Notice shall also set forth the proposed closing date of the Call Option, which shall be more than three business days after the receipt of such notice. Subject to the terms and conditions of this Section 2.1, the Sale of the Purchased Shares shall take place at the Purchase Closing, whereat the Optionee shall sell, transfer and assign to the Purchaser, (or to whom the Purchaser may direct as long as it shall not adversely affect rights of the Optionee), and the Purchaser (or as the Purchaser may direct as long as it shall not adversely affect rights of the Optionee) shall purchase from the Optionee, all right, title and interest in and to the Purchased Shares, free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character.

The Purchase of the Purchased Shares under the Call Option shall be conditioned upon the consummation of the Reorganization Event. To the extent the consummation of the Reorganization Event does not occur with in 10 business days following the receipt of the Option Notice, the exercise of the Call Option will expire as if it was never made, and the Purchaser may exercise the Call Option again in accordance with the terms of this section 2.1.

"Reorganization Event" - shall mean (i) consolidation or merger of the Purchaser or the Company with or into another un-affiliated third party of the  Purchaser and/or the Shareholders (as such term is defined in the SPA) (a "Unaffiliated Third Party"), or (ii) a Change of Control of the Company, or (iii) a sale of all or substantially all of the Purchaser's or the Company's assets, or substantially all of the Purchaser's or the Company's issued and outstanding share capital, to any Unaffiliated Third Party in a transaction or a series of transactions.  For the avoidance of doubt, Reorganization Event shall exclude any transaction in which shareholders of the Purchaser prior to the transaction will maintain voting control of the resulting entity after the transaction.

“Change of Control” - shall mean any transaction following which more than fifty percent (50%) of the voting power of the Company's issued and outstanding share capital is held by a Unaffiliated Third Party which, prior to such transaction, held less than twenty five percent (25%) of the voting power of the Company's issued and outstanding share capital.

(b)        Upon the exercise of the Call Option, Section 1.1(b) and (c) shall apply mutatis mutandis.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE.

The Optionee represents and warrants to the Purchaser, as follows:

3.1           Authority; Binding Agreement.  The Optionee has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Optionee and constitutes the legal and binding obligation thereof, enforceable against the Optionee in accordance with its terms.

3.2           No Conflict. Neither the execution and delivery of this Agreement, nor the performance by the Optionee of the terms hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any: (i) judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the Optionee is subject, or (ii) any agreement, contract, lease, license understanding or commitment to which the Optionee is a party or to which it is subject.

3.3           Ownership. The Optionee represents and warrants that it exclusively owns the Purchased Shares (and any right in connection therewith) to free and clear of any restrictions on transfer (other than any restrictions under the Company's Articles of Association as in effect at the date hereof which shall be satisfied prior to the Purchase Closing and the Trust Agreement). The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable. At the Purchase Closing, such Purchased Shares shall be free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character.

3.4           Investment. With respect to the receipt of the Exchanged Shares:

a)	The Optionee acknowledges that it is aware of the Purchaser’s business, affairs and financial condition and that it has all the information it considers material.

b)
The Optionee shall be acquiring the Exchanged Shares for  its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended.

c)	The Optionee understands that the transfer of the Exchanged Shares is restricted under the Securities Act of 1933, as amended.

3.5           Mazal's Representative. For the performance of this Agreement, Moshe Stern is and shall be for the entire term of this Agreement the sole authorized representative of Mazal (“Mazal's Representative”) and the Purchaser shall be entitled to fully rely upon such authority and the representations made by Moshe Stern as Mazal's Representative on behalf of Mazal, in all respects.

3.6           Release of Claims. The Optionee and the Company hereby irrevocably, unconditionally and completely releases, acquits and forever discharges, effective as of and subject to the Purchase Closing Date, each other (the “Releasee(s)”) from any and all disputes, claims, demands, liabilities, actions and causes of action relating to matters preceding the Purchase Closing Date involving or related to the ownership of share capital in the Company, its securities and operations and actions prior the Closing Date, or, with respect to the Company, for which the Company is or becomes responsible, including, without limitation any claim or right that may be asserted or exercised by such Optionee in the Optionee's capacity as a Seller, director, officer or employee of the Company or in any other capacity (each, a “Claim”), and hereby irrevocably waives each and every Claim that such Releasee may have had in the past, may now have, except with respect to the Optionee, if made in accordance with the provisions hereof (and including for the avoidance of doubt in connection with any shareholders agreements of the Company). The release and waiver contained herein shall not apply to a Releasee for (i) any breach of  the SPA and/or this Agreement or any of the ancillary documents hereto and thereto (including the Ancillary Documents) by such Releasee, and (ii) with respect to the Company, in connection with any Claim made by the Optionee in such Optionees' capacity as a director or an employee or consultant of the Company, for payments due from the Company to the Optionee in connection with such services (excluding, for the sake of clarity, any Claims for Company share options or Shares in the Company or any remuneration in lieu thereof or with respect thereto), and (iii) the D&O insurance and indemnification obligation with respect to directors and officers of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Optionee, as follows:

4.1           Authority; Binding Agreement.  The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal and binding obligation thereof, enforceable against the Purchaser in accordance with its terms.

4.2           Authorization. Subject to the fulfillment of the Conditions to Closing, all corporate actions on the part of the Purchaser and its directors necessary for the authorization, sale, issuance and delivery of the Exchanged Shares to the Optionee, have been taken or will be taken prior to the Purchase Closing. The Exchanged Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. The Exchanged Shares will be, upon their issuance, free and clear of any liens or encumbrances or other rights of third parties.

4.3           No Conflict. Neither the execution and delivery of this Agreement, nor the performance by the Purchaser of the terms hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any: (i) judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the Purchaser is subject, or (ii) any agreement, contract, lease, license understanding or commitment to which the Purchaser is a party or to which it is subject.

ARTICLE 5
CONDITIONS TO CLOSING.

5.1           Conditions of Purchaser's Obligations at the Purchase Closing.  The obligation of Purchaser to consummate the Purchase Closing is conditioned upon the satisfaction of each of the following conditions, and the waiver of satisfaction of any of such conditions shall not be effective against Purchaser unless consented to in writing by Purchaser:

(a)        All representations and warranties of the Optionee contained herein shall be true and correct in all respects at the time of the Purchase Closing as though made again at that time and all actions required to be performed and documents or instruments required to be delivered, as provided herein, shall have been so performed and delivered.

(b)        The Purchaser shall have consummated the Closing pursuant to the SPA.

(c)        All requisite permits, notifications, consents and authorizations of any third parties which are required to sell, transfer, assign and deliver the Purchased Shares and consummate the transactions contemplated by thereby shall have been obtained and provided to Purchaser by Closing Purchase Date.

(d)        The Purchaser and Optionee agree to work together in good faith, to the extent necessary, in order to receive all requisite permits, notifications, consents and authorizations of any third parties which are required to sell, transfer, assign and deliver the Purchased Shares and consummate the transactions contemplated herein.

ARTICLE 6
GENERAL PROVISIONS

6.1           Notices.  All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be telecopied, sent by electronic mail or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the parties shall have furnished to each other in writing in accordance with this provision:

if to Optionee
16 Tsamarot St., Apt. 91, Herzelia, Israel
Attn: Moshe Stern

with a copy to:
Gidon Weinstock, Adv.
Weinstock Zecler & Co.
5 Azrieli Center, Tel-Aviv, Israel
972-3-696-4222

if to the Purchaser:

21 Haarbaa Street
Tel Aviv 64739, Israel
Attn: CEO

with a copy to:
Aya Yoffe, Adv. & Dr. Shachar Hadar, Adv.
Gross, Kleinhendler, Hodak, Halevy & Greenberg & Co.
1 Azrieli Center, Tel-Aviv, Israel
972-3-607-4444

6.2           Governing Law; Jurisdiction.  The internal laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. The appropriate courts in Tel Aviv - Jaffa, Israel shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement.

6.3           Successors and Assigns.  The parties hereto may not assign any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.4           Entire Agreement; Amendment. This Agreement, the SPA and the other documents delivered pursuant hereto and thereto at the Closing and/or the Purchase Closing, as the case may be, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Purchaser and the Optionee.

6.5           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.7           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective or binding on the parties if it materially changes the economic benefit of this Agreement to any party.

6.8           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Mazal Resources B.V By: __________________________ Name: ________________________ Title: __________________________
R.V.B. Holdings Ltd By: __________________________ Name: ________________________ Title: __________________________

Accept and agree to the terms set forth in Section 3.6 above

E.E.R Environmental Energy Resources (Israel) Ltd.

By: __________________________

Name: ________________________

Title: __________________________

[Signature Page to Option Agreement]